Exhibit 99.1

Contacts: Larry C. Heaton II President and Chief Executive Officer (510) 661-1801 lheaton@curonmedical.com	Investor Relations Melody A. Carey Rx Communications Group, LLC (917) 322-2571 mcarey@rxir.com

Alistair F. McLaren Vice President, Chief Financial Officer (510) 661-1803 amclaren@curonmedical.com

FOR IMMEDIATE RELEASE

CURON MEDICAL RAISES $13.5 MILLION IN PRIVATE PLACEMENT OF

COMMON STOCK

Fremont, Calif., February 5, 2004 – Curon Medical, Inc. (Nasdaq:CURN) today announced that it has signed definitive agreements for the private placement of common stock to a group of institutional investors, raising approximately $13.5 million in gross proceeds. The transaction is anticipated to close on February 6, 2004. Net proceeds to the Company after estimated costs and expenses will be approximately $12.7 million. The transaction involved the sale of 4,025,000 newly issued shares of Curon Medical common stock at a price of $3.36 per share. Investors will receive five-year warrants to purchase an aggregate of 905,625 common shares at a price of $4.71 per share, representing a 40 percent premium to the placement price. Banc of America Securities served as sole placement agent for the transaction.

Larry C. Heaton II, Curon Medical’s President and Chief Executive Officer, said that the funds will be used primarily to fund the Company’s growth initiatives for expanding its core business related to the use of radiofrequency energy for the treatment of acid reflux with the Stretta® System and fecal incontinence with the Secca® System in addition to other working capital needs.

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“This round of funding significantly strengthens our balance sheet and will give us additional capital to execute our plans as we drive towards profitability,” added Mr. Heaton. “During 2003 we made significant progress in the area of marketing and sales, rebuilding the leadership team, focusing on the most appropriate customer segment and expanding our sales representation. In addition, we reached important milestones in procedural coding and reimbursement coverage for the Stretta procedure. All of this progress resulted in significant sales growth in the fourth quarter. The enhancement to our balance sheet produced by this round of funding provides an essential component of our overall strategy and positions us well for additional growth.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security. The shares and warrants issued in the private placement have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements. Curon Medical has agreed to file a registration statement covering the resale of the shares and the shares issuable upon exercise of the warrants.

About Curon Medical, Inc.

Curon Medical, Inc. develops, manufactures and markets innovative proprietary products for the treatment of gastrointestinal disorders. The Company’s products and products under development consist of radiofrequency generators and single use disposable devices. Its first product, the Stretta System, received U.S. Food and Drug Administration clearance in April 2000 for the treatment of gastroesophageal reflux disease, commonly referred to as GERD. The Company’s second product, the Secca System for the treatment of fecal incontinence, received clearance from the FDA in March 2002. For more information, please visit the Company’s website at http://www.curonmedical.com.

About The Stretta® System

Curon Medical’s proprietary Stretta System provides physicians with the tools to perform a minimally invasive, outpatient endoscopic procedure for the treatment of GERD. The Stretta System consists of the Stretta Catheter, which is a disposable, flexible catheter and the Curon Control Module. Using the Stretta System, the physician delivers temperature-controlled radiofrequency energy to create thermal lesions in the muscle of the lower esophageal sphincter (LES). The tissue response to radiofrequency delivery alters LES function, which results in statistically significant improvements in GERD symptom scores, reduction in acid exposure and reduction in anti-secretory medication requirement.

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About The Secca® System

The Secca System provides physicians with devices to perform a minimally invasive outpatient procedure for the treatment of fecal incontinence in patients who have failed more conservative therapy such as diet modification and biofeedback. The Secca System utilizes the same technology and treatment concepts as the Stretta System. Using the Curon Control Module and the Company’s Secca disposable handpiece, physicians deliver radiofrequency energy into the muscle of the anal sphincter to improve its barrier function.

Forward Looking Statements

This press release contains forward-looking statements, including forward-looking statements regarding the timing and occurrence of the closing of the private placement. These statements are subject to various risks and uncertainties that could cause actual results to differ materially, including, but not limited to the fact that consummation of the private placement is subject to conditions to closing and thus the closing may be delayed or may not occur. The Company undertakes no obligation to update these forward-looking statements at any time or for any reason.

To Contact Curon Medical via e-mail:
General Inquiries	patient@curonmedical.com
Customer Technical Support	md@curonmedical.com
Investor	investor@curonmedical.com
Press Inquiries	press@curonmedical.com

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